Exhibit 23(j)(ii)

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 20, 2008 on the financial statements of The Core Fund, a series of the WY Funds, as of December 31, 2007 and for the periods indicated therein and to the references to our firm in the prospectus and Statement of Additional Information in this Post-Effective Amendment to The Core Fund’s Registration Statement on Form N-1A ( File No. 333-120624 and 811-21675).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
f.k.a. Cohen McCurdy, Ltd.
Westlake, Ohio
April 28, 2008